Exhibit 4.1
DESCRIPTION OF THE COMPANY’S COMMON STOCK
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of our common stock is a summary only and is subject to the complete text of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. You should read our Certificate of Incorporation and Bylaws as currently in effect for more details regarding the provisions described below.
Authorized Capital Shares
Under our Certificate of Incorporation, we have authority to issue 1,250,000,000 shares of common stock, par value $0.01 (“common stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”). The outstanding shares of our common stock are fully paid and nonassessable. Shares of common stock are not redeemable and are not convertible into shares of any other class of capital stock.
Dividends
Subject to preferences applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for distribution.
Voting Rights
The holders of our common stock are entitled to one vote per share of common stock held of record on all matters as to which stockholders are entitled to vote. Our common stock does not have cumulative voting rights.
Liquidation and Other Rights
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share in all assets remaining after payment of liabilities. Our common stock has no sinking fund or redemption provisions or preemptive, subscription or conversion rights, and the common stock is not subject to further calls or assessments.
Listing
Our common stock is traded on the New York Stock Exchange under the trading symbol “SWN.”